UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	000-53200	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

47 Hulfish Street, Suite 210, Princeton, NJ 08542

(Address of principal executive offices)

(609) 683-4900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 28, 2010, CB Richard Ellis Realty Trust (the “Company”), through a subsidiary of CBRE Operating Partnership, L.P., its operating partnership (“CBRE OP”), entered into a purchase and sale agreement (the “Agreement”), with AOL Inc. (the “Seller”), an unrelated third party, to acquire, subject to customary closing conditions, four office buildings located at 22110 Pacific Boulevard, 22260 Pacific Boulevard, 22265 Pacific Boulevard and 22270 Pacific Boulevard as well as two parcels of undeveloped land located at 22275 Pacific Boulevard and 22341 Dresden Street in Dulles, Virginia, that collectively form the eastern portion of the Seller’s Dulles, Virginia corporate campus (collectively, “Pacific Corporate Park”).

The total purchase price for Pacific Corporate Park is $144,500,000, exclusive of customary closing costs. The Company anticipates that the acquisition will be funded using the net proceeds from its current public offering. The Company deposited $7,500,000 into an escrow account upon the execution of the Agreement that is refundable in the event certain closing conditions are not met.

Pacific Corporate Park consists of four office buildings constructed between 2000 and 2002 totaling approximately 696,387 square feet plus 22 acres of additional land entitled for two 180,000 square foot buildings. Pacific Corporate Park is currently 100% net-leased, with 96% leased through February 2021 to Raytheon Company (NYSE: RTN), a developer of products, services and solutions in the defense industry.

While the Company anticipates that this acquisition will close during the fourth quarter of 2010, the Agreement to acquire Pacific Corporate Park is subject to a number of contingencies and therefore there can be no assurances that this acquisition will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

October 29, 2010	By:	/S/ JACK A. CUNEO
	Name:	Jack A. Cuneo
	Title:	President and Chief Executive Officer

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